UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 24, 2016

Date of Report (Date of earliest event reported)

MAGNOLIA LANE INCOME FUND

(Exact name of registrant as specified in its charter)

Nevada	000-54379
(State or other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

7 Grove Street

Topsfield, MA 01983

(Address of Principal Executive Offices) (Zip Code)

(978) 887-5981

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Series A Preferred Shares

On November 12, 2015, the board of directors (the “Board”) of Magnolia Lane Income Fund (the “Company”) authorized a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “Certificate of Designation”), designating five (5) shares of Series A Preferred stock. Each share of Series A Preferred shall: (i) have a par value of $0.0001 per share, (ii) rank on parity with the Company's common stock and any class of series of capital stock hereafter created, and (iii) be convertible into one share of common stock at the option of the holder until January 1, 2017 after which the right to convert to common stock ceases. Holders of the Series A Preferred are entitled to vote on all matters submitted to the Company's stockholders and are entitled to such number of votes as is equal to the number of shares of Series A Preferred stock such holder owns. The holders of Series A Preferred stock are not entitled to any dividends declared by the Company, nor do such holders have any liquidation preferences or any other asset distribution rights as it relates to the Company.

Effective on March 23, 2016, with the filing of the amendment to the Company's Articles of Incorporation with the Nevada Secretary of State, specifically a Certificate of Designation, the Company amended its Articles of Incorporation to designate five (5) shares of its authorized preferred stock as Series A Preferred Stock with specific rights and preferences.

The summary of the rights, privileges and preferences of the Series A Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation.

Section 9.01 - Financial Statements and Exhibits

Exhibit Number	Description
3.1	Certificate of Designation of Series A Preferred Stock as filed with the Nevada Secretary of State, dated March 23, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNOLIA LANE INCOME FUND

Date: April 6, 2016	By:	/s/ Brian Woodland
	Name:	Brian Woodland
	Title:	President

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